Exhibit 10.13
January 4, 2011
Mr. Raymond J. Roman
5226 Hilltop Road
Long Grove, Illinois 60047
Dear Ray:
We are pleased to offer you the position of Executive Vice President and Chief Operating Officer reporting to Doug Hutcheson, Chief Executive Officer/President, Leap Wireless International, Inc. (“Leap”) / Cricket Communications Inc. (“Cricket”) (collectively, the “company”), starting February 1, 2011. The terms of the offer are as follows:
1.	A starting bi-weekly salary of $21,153.85; if annualized, $550,000. The salary will be subject to annual merit-based consideration; however, this does not guarantee you will receive an increase annually. As on officer of the company, all future salary adjustments/considerations will be at the option of the company’s board or a committee of the board and will generally be based on your performance, market-based compensation data and the company’s ability to provide such increases.

2.	In consideration of the importance of this position, you will receive a sign-on bonus of $300,000 (less applicable taxes) payable within 30 days of your date of employment.

Should your employment be terminated by the company for “Cause” or by you without “Good Reason” (each as defined in our standard form of Severance Benefits Agreement) within one year of your date of employment, you agree to pay back a prorated portion of the sign-on bonus based on the number of days you were employed by the company during the year following your first day of employment.

3.	Eligibility to participate in our Short Term Incentive Bonus Plan. You will have an opportunity to earn a target bonus up to 80% of your base compensation. The bonus payout will be based on company and individual performance and prorated based on your date of employment. However, subject to the approval of Leap’s Board of Directors or Compensation Committee (which we expect to receive within 45 days of your hire), you will receive a bonus of at least $165,000 for your service to the company in 2011, which amount would represent 37.5% of your target bonus opportunity for that year. In addition, with respect to calendar years 2011 and 2012, in the event that you are terminated by the company without cause after the completion of either such year and before the company’s payment of annual bonuses for that year, you will receive an annual bonus for that year in the amount you would have otherwise received if you were employed by Cricket on the date annual bonuses for such year are paid, as determined by Leap’s Board of Directors or Compensation Committee. Such bonus will be payable at or about the time annual bonuses are paid generally by the company for such year.

4.	Attached you will find a comprehensive description of our benefits package for your information. In addition to your normal paid time off accrual you will accrue one additional week of paid time off annually. Therefore, your annual paid time off accrual for years one through five will be four weeks per year.

R. Roman Offer Letter

5.	We will facilitate your relocation from Chicago, Illinois and Austin, Texas to Denver, Colorado. A copy of our relocation package/program is enclosed for your review. To the extent that any of the relocation payments that we make result in taxable income to you, such payments will be grossed up to cover the applicable income taxes.

During 2011 and 2012, we will reimburse you for rental payments made by you for an apartment in Denver (not to exceed $40,000 per year), for your airline travel to and from Chicago each week, and your use of a car in Denver. To the extent that any of such reimbursements result in taxable income to you, such reimbursements will be grossed up to cover the applicable income taxes.

6.	You will be eligible to participate in Cricket’s Long Term Incentive Plan (LTIP) with a recommended initial grant of an option to purchase 100,000 shares of stock and an award of 75,000 shares of restricted stock. The restricted stock and stock options will have a four-year vesting schedule with the stock options vesting 25% per year and the restricted shares vesting 25% after year two, 25% after year three, and 50% after year four.

7.	In addition to the aforementioned grant of restricted stock and stock options, the company is recommending that you be granted 80,000 additional shares of restricted stock and a stock option to purchase an additional 20,000 shares of stock. These shares will vest 100% after year four with no interim installment vesting.

The grants described in items 6 and 7 above are subject to the approval of Leap’s Board and Compensation Committee, which we expect to receive within 45 days of your date of hire, and the terms and conditions of Leap’s equity incentive plan and standard forms of equity award agreements. You will be notified in writing of the approval and the corresponding grant documents will be provided to you at that time.

8.	As an officer of the company, you will be offered severance benefits in accordance with the company’s standard form of Severance Benefits Agreement for Executive Vice Presidents, provided, however, that the initial term of your Severance Benefits Agreement shall continue through December 31, 2013. Attached please find a sample copy of our standard form of severance agreement.
Please note that this offer of employment is contingent upon the favorable results of a drug and alcohol test, the results of a background investigation and your signing and agreeing to the terms of the company’s Invention Disclosure, Confidentiality & Proprietary Rights Agreement. We will initiate the background investigation immediately. Included with this letter is a clinic passport that contains the name, address, and telephone number of the medical center that you will go to in order to complete your pre-employment drug and alcohol test specimen collection. Please take this passport with you when you go for your test.
You must appear at Lab Corp PSC (please call first before going) for your drug and alcohol test within 36 hours of your receipt of this offer letter. Please be sure to have a photo ID with you when you check in for the screening.

Please return a signed copy of this offer letter along with the attached Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement. Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at (858) 882-6015.

Congratulations and welcome! Sincerely,
/s/ Leonard C. Stephens
Leonard C. Stephens
Senior Vice President, Human Resources
I accept the offer of employment made to me by Cricket Communications, Inc. and agree to the terms set forth above.

Offer accepted:	Raymond J. Roman	/s/ Raymond J. Roman
	Printed Name	Signature